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                                                                    EXHIBIT 10.0

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

       THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment") is made and entered into as of May 4, 1999, by and between Telebank, a federal savings bank ("Assignor"), and Highland Holdings Corporation, a Virginia corporation ("Assignee").

                                    RECITALS

       WHEREAS, Assignor and Preston Caruthers and Jonathan C. Kinney, as Trustees for Virginia LC, are parties to that certain Agreement of Purchase and Sale, dated as of April 5, 1999 (the "Agreement"), providing for the acquisition by Assignor of certain real property as described therein (the "Property"); and

       WHEREAS, Assignee desires to succeed to Assignor's rights under the Agreement and to assume Assignor's obligations thereunder;

       NOW, THEREFORE, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

       1. Assignor hereby assigns to all of its rights, interests and obligations under the Agreement, including all of its interest in the $100,000 Contract Deposit. Assignor agrees to take such actions and to execute and deliver such instruments and agreements as may be necessary to complete, confirm, record or perfect the assignment made hereby.

       2. Assignee hereby assumes all of Assignor's rights, interests and obligations under the Agreement. Assignee agrees to take such actions and to execute and deliver such instruments and agreements as may be necessary to complete, confirm, record or perfect the assumption made hereby.

       3. This Assignment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.


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       IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the date first above written.

                               TELEBANK

                               By:  /s/ ARLEN W. GELBARD
                                   ----------------------------------------
                                   Name:    Arlen W. Gelbard
                                   Title:   Executive Vice President

                               HIGHLAND HOLDINGS CORPORATION

                               By:  /s/ SANG-HEE YI
                                   ----------------------------------------
                                   Name:    Sang-Hee Yi
                                   Title:   Secretary



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                                                                        ORIGINAL




                               TELEBANK CONTRACT







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                         AGREEMENT OF PURCHASE AND SALE

       THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement"), dated as of the 5th day of April, 1999 by and between PRESTON CARUTHERS and JONATHAN C. KINNEY, Trustees for Virginia, L.C., ("Seller"), and TELEBANK, a federally chartered savings bank, having an address at 1111 North Highland Street, Arlington, Virginia 22201 (the "Purchaser").

                              W I T N E S S E T H:

       WHEREAS Seller desires to sell, and Purchaser desires to acquire from Seller all that certain plot, piece and parcel of land together with certain structures and other improvements, appurtenances and fixtures of land containing approximately 55,116 square feet of commercial, retail and multifamily zoned property with an existing office building (together with existing leases and contracts with respect thereto) located in the block between North Highland Street and North Garfield, between Clarendon Boulevard and North 11th Street in Arlington, Virginia and more particularly described in Exhibit A annexed hereto and made a part hereof.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1.     DEFINITIONS OF CERTAIN TERMS.

              For purposes of this Agreement, unless the context otherwise requires:

              (a)    "Appurtenances" shall mean

                     (i) all right, title and interest of Seller, if any, in and to strips, gores, easements, rights of way, privileges, appurtenances, and rights to the same belonging to and inuring to the benefit of the Property (as hereinafter defined); and

                     (ii) all right, title and interest of Seller, if any, in and to

                              (a) any land lying in the bed of any street, road, avenue, alley or other public right-of-ways in front of or adjoining the Property, to the center line thereof, and

                              (b) all licenses, franchises, certificates, authorizations, approvals and permits with respect to the ownership of the Property.


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              (b)    "Closing" and "Closing Date" shall have the meanings set
forth in Section 15 hereof.

              (c) "Condemnation" shall mean any taking of the Property by any Governmental Authority (as hereinafter defined) or other entity having the power of eminent domain, or any voluntary conveyance in lieu of any such taking.

              (d) "Encumbrance" shall mean any mortgage, deed of trust, restrictive covenant, statutory lien, security interest, lease, written license or easement, or any other right to possession or control of the Property.

              (e) "Equipment" shall mean, in connection with the Property, the machinery, equipment, fixtures, systems, tools, signs, replacements, inventories, supplies and other tangible and intangible personal property of Seller which are located at and used in connection with the operation, management or maintenance of the Land or the Improvements (as hereinafter defined), including, without limitation, the items described on Exhibit B annexed hereto and made a part hereof.

              (f) "Execution" shall mean the first date that the Agreement has been signed by both Purchaser and Seller.

              (g) "Governmental Authority" shall mean any commission, department or body of any municipal, county, state or federal governmental unit, or any subdivision thereof, having, asserting or acquiring jurisdiction over all or any part of the Property or the management, operation, use or improvement thereof.

              (h) "Hazardous Waste" shall mean "hazardous waste," "toxic substances" or other similar or related terms as defined or used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Superfund Amendments and Reauthorization Act of 1986 (SARA) (42 U.S.C. Section 9601(20)(D)), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Safe Water Drinking Act (42 U.S.C. Sections 3000(f) et seq.) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (CWA) (33 U.S.C. Sections 1251 et seq.), the Clean Air Act of 1966, as amended (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (TSCA) (15 U.S.C. Sections 2601, et seq.), and the regulations adopted pursuant thereto, and any other applicable federal, state or local law, rule, regulation or ordinance directly relating to contamination, pollution or the environment (collectively, "Environmental Laws").

              (i) "Improvements" shall mean the buildings and all other structures, facilities or improvements now or hereinafter existing on the Land and all Appurtenances thereto.

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              (j)    "Land" shall mean that parcel of real property described
on Exhibit A annexed hereto and made a part hereof.

              (k) "Leases" shall mean any leases or occupancy agreements with respect to any portion of the Land or any Improvements.

              (1) "Legal Requirement" shall mean each applicable law, statute, code, act, ordinance, order, judgment, decree, injunction, rule or regulation of any Governmental Authority having jurisdiction over the Property.

              (m) "Permitted Encumbrances" shall mean those matters described in Schedule B, Section 2 of the Title Report dated March 8, 1999 and revised March 15, 1999 issued by First American Title Insurance Company/Walker Title & Escrow Company (case number W9900894) and/or described in Exhibit C annexed hereto.

              (n) "Permitted Leases" shall mean those leases executed by the Seller after the Execution in accordance with Section 9(a)(ii).

              (o) "Private Covenant" shall mean any unrecorded instrument, agreement, covenant, restriction, indenture, loan agreement, promissory note, or Encumbrance that creates any private legal right or duty, including without limitation, any right of first refusal or right of first offer to purchase the Property (but specifically not including leasehold option renewal rights).

              (p) "Property" shall mean the Land, the Improvements, the Equipment, and the Appurtenances being acquired pursuant to the terms of this Agreement, and as described in Exhibit A.

              (q) "Service Contracts" shall mean each and every maintenance, construction, advertising, management, leasing, franchising, employment or utility agreement or other agreement relating to the Property or otherwise affecting the Property or arising out of the operation of any of the Property, a schedule of such contracts is attached hereto as Exhibit D and made part hereof.

       2.     PURCHASE PRICE AND TERMS OF PAYMENT.

              (a) Purchaser agrees to pay the Seller the sum of Ten Million Two Hundred Thousand Dollars ($10,200,000) at Closing which payment is payable as follows:

                     (i) One Hundred Thousand Dollars ($100,000) (the "Deposit") posted simultaneous with the execution of this agreement by check, payable to the order of Walker Title & Escrow Company located at 11781 Lee Jackson Memorial Highway,

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       Suite 300, Fairfax, Virginia 22033 ("Escrow Agent"). TIME BEING OF THE
       ESSENCE AS TO THE POSTING OF THE DEPOSIT;

                     (ii) The additional sum of Ten Million One Hundred Thousand Dollars ($10,100,000.00) payable by certified check or wire transfer at Closing; and

                     (iii) Once paid to the Escrow Agent, the Deposit shall be non-refundable to Purchaser, in whole or in part, except as specifically provided for under the terms of this Agreement.

              (b) The Deposit shall be held pursuant to the terms and provisions of a certain Escrow Agreement executed simultaneously herewith among the parties hereto and Escrow Agent. The Escrow Agreement shall provide that the Deposit be held in an interest bearing account with the interest to be paid to the party entitled to payment of the Deposit and that such interest shall be paid at the time the Deposit is paid out.

       3.     MATTERS TO WHICH THIS SALE IS SUBJECT

              (a) The Property is sold and is to be conveyed subject only to the Permitted Encumbrances i.e., those encumbrances shown in the title report completed by and Escrow on March 8, 1999 and revised March 15, 1999 (case number W9900894) (Exhibit C). Subject to the terms of this Agreement, Seller agrees to cure any and all other liens and Encumbrances (including all Private Covenants) prior to or at the Closing of the Property.

              (b) If Seller shall so request, Purchaser agrees to permit Seller to pay from the balance of the Purchase Price as much thereof as may be necessary to satisfy any lien or encumbrance which Seller is obligated to cure hereunder.

              (c) In the event that an updated title report done by First American Title Insurance Company, discloses the existence of any liens or monetary Encumbrances created by Seller, other than the Permitted Encumbrances, Seller shall be obligated to remove such liens or monetary Encumbrances on or before the Closing Date. Subject to the foregoing, in the event that the updated title report and/or an updated ALTA survey of the Property, discloses the existence of any new Encumbrances on the Property, other than the Permitted Encumbrances, materially affecting Purchaser's intended use and operation of the Property as an office building ("Additional Encumbrances"), Seller shall use its commercial reasonable best efforts to remove such Additional Encumbrances on or before the Closing Date (including specifically removal of such Additional Encumbrances which can be eliminated by the payment of up to Fifty Thousand Dollars). If such Additional Encumbrances which are required to be removed by Seller under the terms of this Agreement cannot be removed by use of such commercial reasonable best efforts, Seller shall give Purchaser written notice to that effect whereupon Purchaser has the right to terminate this Agreement in its entirety and receive the refund of its Deposit or (ii) accept title to

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the Property subject to the uncured Additional Encumbrances which shall be
Purchaser's sole remedy hereunder. Notwithstanding the above, Seller shall not be required to remove any Additional Encumbrance agreed to by Purchaser after the date of this Agreement.

              (d) Any violation of law and municipal ordinances, orders, regulations, noted in or issued by state, county, municipal or other government departments having jurisdiction affecting the Property occurring before the Closing Date shall be remedied by Seller at Seller's sole cost and expense prior to the Closing Date. Notwithstanding the foregoing, Seller shall have no obligation to cure any violation if Arlington County or other applicable governmental authorities agree that said violation can remain uncured until demolition and/or construction on the Property under commercially reasonable terms and conditions.

              (e) Purchaser (or its affiliates) has previously completed examination of title, zoning, environmental matters, economic feasibility and such other matters with respect to the use, enjoyment and operation of the Property as Purchaser has previously determined necessary. No additional Study Period is envisioned or provided in this Agreement.

       4.     ADJUSTMENTS

              (a)    The following items are to be adjusted as of the Closing
Date:

                     (i)    real property taxes;

                     (ii) all utilities which are supplied to the Property that are the responsibility of the Seller;

                     (iii) all charges and payments due under the Service Contracts;

                     (iv) all other income from, and expenses relating to, the Property of every type and nature; and

                     (v) any and all items which are customarily pro rated in Northern Virginia in transactions of this nature.

              In the event that information on the foregoing items to be apportioned as of midnight on the date preceding the Closing Date is unavailable on such Closing Date, the parties hereto agree to make any such apportionments within 45 days following the Closing Date. The obligations set forth in the immediately preceding sentence shall survive the applicable Closing Date for a period of 45 days.

              (b) At Closing, Purchaser shall receive a credit for all advance rentals and other amounts received by Seller and covering any period after the Closing Date, and Purchaser's pro-rata share of all rentals and other amounts received by Seller for the month in which the

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Closing occurs. After Closing, all payments received by Purchaser and Seller from or on behalf of a Tenant shall be applied to the current month's payment then due and secondly to the previous month's payment then due, thirdly to future monthly payments then due and fourthly, in the inverse order of their respective due dates, to payments then past due. Seller shall promptly remit to Purchaser Purchaser's appropriate pro-rata share of any rentals and other amounts received by Seller after the Closing Date. Purchaser shall promptly remit to Seller, Seller's appropriate pro-rata share of rentals and other amounts received by Purchaser after the Closing Date. Purchaser shall have no obligation to collect past due rentals and other amounts from Tenants after the Closing Date. Seller retains its rights in and to such past due rentals, but shall not disturb any Tenant in its occupancy and use and enjoyment of its demised premises.

              (c) The amount of any unpaid real property taxes and assessments, and utilities which Seller is obligated to pay and discharge may, at the election of Seller, be credited to Purchaser at the Closing against sums payable by Purchaser hereunder, provided that official bills therefor or other reasonably satisfactory evidence thereof is furnished by Seller to Purchaser at the Closing.

              (d) If on the Closing Date the Property shall be affected by an Arlington County special assessment that is due and payable at Closing or will be due and payable within sixty (60) days after Closing, Seller shall pay or cause to be paid at or prior to Closing any sums due in respect thereof. In the event that the amount of any such assessment referenced in the preceding sentence has not been established by Arlington County prior to the Closing, Seller agrees to place an amount equal to one hundred ten percent (110%) of the reasonably estimated amount of any such assessment in escrow at the Closing with Escrow Agent in accordance with the terms of an escrow agreement acceptable to Seller and Purchaser which amount shall be disbursed as and when a final assessment for any such improvement is determined. Purchaser and Seller agree that the terms of any escrow agreement executed pursuant to the immediately preceding sentence shall provide that any sums in excess of the sums disbursed to pay such assessment shall be promptly refunded to Seller. In the event the sums placed in escrow with Escrow Agent pursuant to the terms of this Section 6(d) are insufficient to pay any such assessment, Seller agrees to pay any such increased amount to Escrow Agent, or the Governmental Authority promptly following demand therefor.

              (e) Any refund of real property taxes, assessments, and/or utilities shall be made after the Closing, shall be paid to Seller for the period prior to and including the Closing Date and to Purchaser for the period following the Closing Date. Any sums paid to either Purchase or Seller in respect to real property tax refunds shall be net of the cost of the attaining such refunds incurred.

              (f) In the event the apportionments hereinabove provided which are to be made at the Closing result in a credit balance (i) to Purchaser, such sum shall be paid at the Closing, at the option of Seller, by either (A) payment to Purchaser by certified check of an amount equal to such credit balance or (B) giving Purchaser a credit against the balance of the

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Purchase Price in the amount of such credit balance, or (ii) to Seller,
Purchaser shall pay the amount thereof to Seller at the Closing by certified check or by wire transfer of immediately available funds.

       5.     FORM OF DEED

              The Property will be transferred to Purchaser by Seller executing, acknowledging and delivering to Purchaser on the Closing Date a Special Warranty Deed, in recordable form, to the Property, free and clear of all liens and encumbrances, except the Permitted Encumbrances (the "Deed"). Seller is to pay Virginia State Grantor taxes which tax is currently $1.00/ $1,000. All other transfer/recordation taxes (which tax is currently $2.00/ $1,000) and charges imposed by or payable to any Governmental Authority in connection with the sale of the Property, if any, shall be paid by Purchaser at the Closing.

       6.     ITEMS TO BE DELIVERED BY SELLER AND PURCHASER AT CLOSING

              (a) At the Closing Date, Seller shall execute and/or deliver or cause to be delivered to Purchaser the following documents in connection with the Property:

                     (i)      the Special Warranty Deed;

                     (ii) An opinion of counsel for Seller to the effect that (a) Trustees are authorized to hold the Property under Virginia law; (b) the execution, delivery and performance of this Agreement by Seller and the documents executed and delivered by Seller hereunder are within Seller's power, authority and legal right, and have been duly authorized by all necessary action of the beneficiary, Virginia, L.C.; and (c) this Agreement and the documents executed and delivered by Seller constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject, as to enforceability, to applicable bankruptcy laws and other laws relating to creditors generally and to limitations on equitable remedies that may be imposed by a court in the exercise of its discretion;

                     (iii) A certificate duly executed and delivered by the Trustees with respect to the fact that they have been authorized by the beneficiary of the Trust, Virginia, L.C., a Virginia limited liability company, to execute the Special Warranty Deed and other settlement documents and that Virginia, L.C. has consented to this transaction;

                     (iv) A duly executed assignment and assumption of service contracts which Purchaser has elected to assume in substantially the form of Exhibit F annexed hereto and made a part hereof and a duly executed assignment and assumption of licenses and permits in substantially the form of Exhibit G annexed hereto and made a part hereof;

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                     (v)      A duly executed bill of sale in substantially the
              form of Exhibit E annexed hereto and made a part hereof,

                     (vi) Such documents as may be reasonably required by the Title Company certifying any work done or supplies delivered to the Property which may form the basis of a materialman's or mechanic's lien under or pursuant to the laws of the Commonwealth of Virginia, in form sufficient to enable the Title Company affirmatively to insure Purchaser against any such lien;

                     (vii) Permits and licenses required by the Governmental Authorities for the construction, occupancy, use and operation of the Property (to the extent said permits and licenses can be transferred);

                     (viii) To the extent the same are in Seller's possession, complete sets of keys for the Property;

                     (ix)     The FIRPTA Affidavit;

                     (x) A certificate duly executed by Trustees confirming their authority to execute the Deed and other closing documents on behalf of Seller;

                     (xi)     Original, executed counterparts of the Leases;

                     (xii) Copies of all guaranties or warranties then in effect with respect to the Equipment and Improvements;

                     (xiii) Estoppel letters from all tenants leasing in excess of 2,000 square feet and eighty percent (80%) of all other tenants dated within twenty-five (25) days prior to the Closing Date in substantially the same form as set out herein in Exhibit
              J. Notwithstanding the foregoing, if Seller and its agents have used their best and diligent efforts to obtain the estoppel certificates from such other Tenants, then Seller need not provide such estoppel certificate for any Tenant who fails to provide such certificate provided that Seller, itself, shall execute and provide its own certificate, a so-called "Landlord Estoppel Certificate", in substantially the same form as set out in Exhibit J, at Closing in respect of any such Tenant required to provide an estoppel letter and that does not provide such a certificate;

                     (xiv) All tenant security deposits together with any interest thereon, and any prepaid rents and other sums held by Seller as landlord under the Leases;

                     (xv) A letter to each of the tenants under the Leases informing them of the change in ownership of the Property;

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                     (xvi)    A letter to each party to any contract with
              respect to the use or operation of the Property informing such party of the change in ownership of the Property;

                     (xvii) Assignments of the landlord's interest in all of the Leases to Purchaser;

                     (xviii)  A certified rent roll in the form of Exhibit H
              hereto, updated to within three (3) days of the Closing Date and certified by Seller to be true, complete and correct;

                     (xix) The standard form of title affidavit customarily delivered by sellers of similar types of property; and

                     (xx) Such additional documentation specifically required by the Title Company or reasonably requested by Purchaser in connection with the transaction contemplated by this Agreement.

              (b) At the Closing of the Property, Purchaser shall execute and/or deliver or cause to be delivered to Seller the following documents in connection with the Property being acquired:

                     (i) counterparts of the documents described in Section 6(a)(iv) and (xx) hereof;

                     (ii) a certified copy of the Charter and the Bylaws of Purchaser certified to be true and complete by the Secretary of Purchaser;

                     (iii) a certificate of a duly authorized officer and the secretary of Purchaser with respect to:

                            (a)    the approval by Purchaser of the
                                   transactions contemplated hereby; and

                            (b) the authority of the person(s) executing this Agreement and the other documents to be delivered on behalf of Purchaser at Closing.

                     (iv) all transfer taxes except the Virginia State Grantor tax in respect to that portion of the Purchase Price payable in respect of the Property being so acquired; and

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                     (v)    a certified check or wire transfer of immediately
         available funds to Walker Title & Escrow Company in payment of all amounts payable by Purchaser under this Agreement with respect to the Property.

         7.       SELLER'S REPRESENTATIONS AND WARRANTIES

                  Seller hereby warrants, represents and agrees that the provisions set out in this Section 7 are materially true and correct as of the date hereof and will be materially true and correct on the Closing

                  (a) (i)    Seller holds the Property under an unrecorded
Virginia Land Trust, a true and correct copy of which has been provided to Purchaser and such Trust has not been modified or amended since the date provided to Purchaser; (ii) Seller has all requisite power and authority to enter into this Agreement and to complete the transactions provided for herein;
(iii) the execution, delivery and performance of this Agreement will not constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction, or decree issued against or imposed on Seller or will result in a violation of any Legal Requirement to which Seller is a party or by which it is bound; and (iv) Preston Caruthers and Jonathan C. Kinney are the sole trustees of Viginia, L.C. as to the Property sold herein.

                  (b) Seller owns fee simple title to the Property and such ownership is free and clear of all Encumbrances other than the Permitted Encumbrances. There are no Private Covenants affecting the Property or Seller's obligations hereunder that will (i) affect the use and operation of the Property after Closing except private covenants which can be terminated with thirty (30) days notice without penalty to Purchaser, or (ii) affect Seller's obligations hereunder. Seller is the sole owner of the Property, and no consent is required from any third party other than the beneficiary of the Trust, Virginia, L.C., for the sale of the Property under this Agreement. By signing below, Seller represents and warrants that Virginia, L.C. has consented to the execution and delivery of this Agreement and has agreed to sell the Property to Purchaser upon the terms and conditions contained in this Agreement.

                  (c) No claim or demand has been made and there is no litigation, condemnation, zoning, or administrative proceeding or real estate tax protest or proceeding pending against or affecting Seller or all or any portion of the Property that, if decided or determined adversely to Seller or the Property, would impair Seller's ability to consummate the transactions provided for in this Agreement. Between the effective date of this Agreement and the Closing Date, Seller will not request or give its consent to any pending zoning variance with respect to the Property except as requested or agreed to by Purchaser.

                  (d) Seller has not received any written notice of (nor is there to the best of Jonathan C. Kinney and Preston Caruthers' knowledge):
(i) any alleged violation of any Private Covenant or Legal Requirement, including, without limitation, applicable zoning laws, building

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


codes, environmental laws or regulations, (except as may be shown in the Apex Environment reports obtained by Purchaser

                  (e) All utilities, to the best of Seller's knowledge, including, but not limited to, water, sanitary sewer, storm sewer, electricity, gas, telephone and trash removal are available at the boundary of the Property in capacities adequate for the operation of the Improvements presently located on the Property, and the cost of installation and connection of such utilities has been fully paid.

                  (f) Seller has not received any notice from any federal, state, county, municipal or other governmental department or agency concerning the need for immediate action to clean up any petroleum product or other Hazardous Waste discharge or seepage.

                  (g) Access to the Property is available by public streets, and Seller has no knowledge of any plans to change the highway or road system adjacent to the Property, except as may be shown in the Clarendon Sector Plan (prepared by the Arlington County Planning staff).

                  (h) To the best of Seller's knowledge the Property has all appurtenant easements that are necessary for the installation, maintenance and use of facilities for water, sanitary sewer, storm sewer, electricity, gas, and telephone services.

                  (i) Neither Seller nor the Property or any portion thereof is in the hands of a receiver nor is an application for a receiver pending or to Seller's knowledge, threatened. Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy.

                  (j) There is no pending or, to the best of Seller's knowledge, threatened litigation, proceeding or investigation which might materially adversely affect the ownership, use, value, operation or title of the Property.

                  (k) There are no occupancy rights (written or oral), leases or tenancies affecting the Property, other than the Leases.

                  (l) All materials and work supplied to the Property have been paid or will be paid by Seller 30 days of the Closing Date.

                  (m) Exhibit D sets forth a list of all of the equipment leases, waste disposal, snow removal, landscaping, maintenance or building service, management or other agreements relating to the ownership or operation of the Property that are not subject to cancellation on thirty (30) days notice.

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                  (n)         Seller has not entered into any collective
bargaining agreement or other contract or agreement with any labor organization or other representative or any of Seller's employees, nor is any such contract or agreement presently being negotiated.

                  (o) Seller has no employees working at the Property and Purchaser will have no obligations to any of the Seller's employees.

         8.       PURCHASER'S REPRESENTATIONS AND WARRANTIES

                  Purchaser hereby warrants, represents and agrees that the following are materially true and correct as of the date hereof and will be materially true and correct at the Closing:

                  (a) Purchaser is a duly organized and validly existing federal savings bank in good standing under the laws of the United States of America, and has all requisite power and authority to enter into this Agreement and to complete the transactions provided for herein.

                  (b) This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not
(i) violate or conflict with the or articles of formation of Purchaser, (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting Purchaser, breach the provisions of, or constitute a default under, any Legal Requirement or Private Covenant to which Purchaser is a party or by which Purchaser is bound, (iii) violate or conflict with any law, governmental regulation or permit applicable to Purchaser; or (iv) violate any federal banking statutes or rules and regulations of the Federal Reserve or any state or federal agency having authority over Purchaser's business.

                  (d) Purchaser's decision to purchase the Property is based solely upon Purchaser's or Purchaser's agent's and affiliates' own examination and inspection and analysis of the Property. Purchaser relied on Seller's representations and warranties only to the extent that its own examination and inspection and analysis of the Property is fully consistent with said representations and warranties.

                  (e) Purchaser is proceeding to purchase the Property in its current "AS IS" "WHERE IS" condition with any existing defects (either latent or patent) and in its current condition (environmental or otherwise). Purchaser relied on Seller's representations only to the extent that its own examination, inspection and analysis of the Property (including the Apex environmental reports, First American Title Insurance Company reports and title commitments, property condition investigations completed by Bryne Associates, and survey and surveyors reports completed by William H. Gordon Associates, Inc. are fully consistent with said representations and warranties.

                  (f) Purchaser has not been induced by, and has not relied upon, any representations, warranties or statements, either express or implied, made by Seller or any agent, employee or other representative of the Seller, or by any broker or any other person representing or purporting to represent the Seller, which are not expressly set forth herein.

         9.       OPERATION OF PROPERTY UNTIL CLOSING/SELLER COVENANTS

                  (a) Seller agrees that between the Executionof this Agreement and the Closing Date, as follows:

                              (i) Seller shall maintain the Property, Improvements and Equipment thereon in good repair and in substantially the same manner as it has heretofore operated and maintained the same (normal wear and tear excluded);

                              (ii) Seller shall not, without the consent of Purchaser, enter into any new leases or modifications of existing leases for any portion of the Property. Purchaser shall have the option to either (i) request that Seller not rent same and keep such premises vacant until the Closing, or (ii) request that Seller rent same at a rental rate and for a terms determined by Purchaser. In the event that the Purchaser shall request that the Seller keep any such premises vacant until the Closing or if the rent determined by Purchaser exceeds the fair market rent for similar space in the area, then Purchaser agrees that from and after the date each such premises become vacant, Purchaser shall pay to Seller an amount at Closing equal to the rent being paid by the current tenant(s) of said premises

                           (iii) Seller will not, without the consent of Purchaser, (a) transfer, assign, convey or sell any portion of the Property; (b) enter into any option or sales contract with respect to all or any portion of the Property; (c) create or voluntarily permit the creation of any lien or Encumbrance on the Property; or (d) take any voluntary action which would adversely affect in any material manner any of the representations or warranties given by Seller at Closing.

                           (iv) Seller agrees to maintain and keep its existing insurance policies in full force and effect. To the extent any existing party is policy is canceled, Seller shall replace it with a substantially similar policy of insurance.

                           (v) Seller shall promptly deliver to Purchaser copies of all notices of violations of laws, ordinances, orders, regulations or requirements including but not limited to, zoning, building, health, safety, pollution control, environmental, fire or similar laws, ordinances, orders and regulations issued by, filed by or served by, any Governmental Authority having jurisdiction over the Property, against or affecting the Property.

                  (b) Notwithstanding anything to the contrary set forth in this Agreement, Seller agrees that in the event that it places or voluntarily causes to be placed of record, or takes any action which causes or permits any other party to place of record, any easement, covenant, lien, or other agreement which shall render title to the Property uninsurable by Purchaser's Title Company, Seller shall cause the same to be removed of record at or prior to Closing at its sole cost and expense, whether by payment, bonding or otherwise. This Section shall not be deemed to apply to any easement, restriction or covenant, etc. imposed by a Governmental Authority nor to any easement, restriction, covenant, lien or other agreement agreed to by Purchaser.

                  (c) Seller agrees to indemnify, defend and hold Purchaser harmless from its actual direct out-of-pocket loss, cost, or expense (including, without limitation, reasonable attorneys' fees and expenses) resulting from the material breach of any of the covenants of Seller set forth in this Section 9. Seller's obligation pursuant to the preceding sentence shall be deemed to survive the Closing for a period of one day. Purchaser's failure to bring suit hereunder to enforce Seller's obligations within one year and one day after Closing shall forever bar any claim against Seller under this Agreement, the common law, federal law or Virginia law.

         10.      CLOSING CONDITIONS AND DELIVERIES

                  (a) The obligation of Seller shall be subject to the satisfaction of the following conditions precedent on and as of the Closing
Date:

                              (i) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date. The representations and warranties not shall be misleading in any material respect, and Purchaser in all material aspects shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser in all material aspects prior to or at the Closing;

                              (ii) Seller shall have received Purchaser's closing documents pursuant to Section 6(b) hereof and

                             (iii) Seller and Clarendon Center, L.L.C., a Virginia limited liability company, shall have completed Option Closing as defined in their Agreement of Option, Purchase and Exchange on land to the east of the Property, across from North Garfield Street containing approximately 95,124 square feet of land area. For the purposes of this Section, a simultaneous Option Closing with Clarendon Center L.L.C. shall be permitted.

         Purchaser acknowledges that Seller is specifically relying on this condition precedent to its obligation to Close.

                  (b) Purchaser's obligation to pay the remaining portion of the Purchase Price shall be subject to the satisfaction of the following conditions precedent on the Closing Date:

                              (i) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, such representations and warranties shall not be misleading in any material respect, and Seller shall have performed and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller in all material aspects prior to or at the Closing Date;

                              (ii) Purchaser shall have received Seller's closing documents pursuant to Section 6(a) hereof; and

                              (iii)     The Property shall be delivered to
         Purchaser free and clear of all tenancies and occupancy except for the leases set forth in Exhibit H hereto and the Permitted Leases.

         11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND SELLER'S
COVENANTS.

                  (a) All representations and warranties of Seller given at the Closing shall survive the Closing Date for a period of one day. Purchaser's failure to bring suit hereunder within one year and one day after the Closing shall forever bar any claim against Seller based on the representations and warranties given at the Closing.

                  (b) All representations and warranties of Purchaser given at the Closing shall survive the Closing for a period of one day. Seller's failure to bring suit hereunder within one year and one day after the Closing shall forever bar any claim against Purchaser based on the representations and warranties given at the Closing.

                  (c) All covenants and conditions required by this Agreement of Seller shall survive the Closing Date for one day. Purchaser's failure to bring suit hereunder within one year and one day after the Closing shall forever bar any claim against Seller relating to any covenants or conditions required by this Agreement of Seller.

         12.      BROKERAGE

                  Purchaser and Seller represent that they have dealt with no brokers, finders or salesmen in connection with this transaction other than Grubb & Ellis Company (the "Broker"), and agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense, including reasonable attorneys' fees and expenses, which each such party may sustain, incur or be exposed to by reason of any claim for fees or commissions resulting from any breach of the foregoing representation. Seller shall pay the Broker a Two Hundred Thousand Dollars ($200,000.00) commission which will be due the Broker upon Closing of this Property. The provisions of this Section 12 shall survive the Closing.

         13.      CASUALTY LOSS AND CONDEMNATION

                  If any portion of the Property is damaged by fire or other casualty, or if the Property shall be taken by condemnation or eminent domain, or proceedings therefor shall be instituted, in each instance prior to Closing, Seller shall give immediate notice thereof to Purchaser and Purchaser shall be entitled to cancel this Agreement by giving written notice to Seller within twenty (20) days. If this Agreement is terminated by Purchaser, Purchaser shall be entitled to receive promptly the Deposit, together with any interest thereon as herein provided, and this Agreement shall be deemed null and void and of no force and effect. If Purchaser elects to proceed with the transaction contemplated herein (which election shall be deemed made if Purchaser does not cancel this Agreement by giving notice as provided in this paragraph), Seller agrees to assign, transfer and set over to Purchaser, at Closing, (a) any and all rights Seller may have under any policy or policies of casualty insurance maintained by Seller insuring against loss, damage or destruction to the Property, and any improvements located thereon, or (b) any proceeds of such condemnation action which shall inure to the benefit of Purchaser and be paid to Purchaser at Closing.

         14.      LIQUIDATED DAMAGES

                  (a) In the event of Purchaser's failure to pay the Purchase Price at Closing in violation of the terms and conditions of this Agreement, the parties agree the damages sustained by Seller's resurt thereof would be substantial but difficult to specifically ascertain. The parties therefore agree, in the event of any such default by Purchaser, the Deposit in the sum of One Hundred Thousand Dollars ($100,000.) plus accrued interest, shall be payable to Seller as liquidated damages, which is agreed to be Seller's sole remedy. Purchaser and Seller agree to promptly direct the Escrow Agent to pay such sums to Seller in the event of default. In the event Seller has to institute litigation to collect the Deposit, then, in that event, Seller shall be entitled to reimbursement of its reasonable attorneys' fees incurred in prosecuting said suit, if Seller is the prevailing party in said suit.

                  (b) In the event that on the Closing Date, Seller shall be unable to perform its obligations or to satisfy any material condition applicable to Seller hereunder in accordance with the provisions of this Agreement for reasons beyond Seller's control then this Agreement shall be terminated and Escrow Agent shall return the Deposit to Purchaser together with any interest eamed thereon, which shall be Purchaser's sole remedy. Notwithstanding, Purchaser shall have the right to waive any such obligations or conditions, in which event Seller shall proceed to Closing.

                  (c) In the event that at the Closing Date Seller shall be unwilling to perform its obligations in accordance with the provisions of this Agreement, then in that event Purchaser shall be entitled to either specific performance of this Agreement or its damages incurred. Purchaser must elect which remedy it decides to pursue within forty-five (45) days after the Closing Date which election shall then be final and binding on Purchaser. In the event that suit is brought for specific performance and Purchaser is the prevailing party in said litigation, then in that event Purchaser shall be entitled to reimbursement of its reasonable attorneys' fees incurred in prosecuting said suit. In the event that Seller is the prevailing party in said litigation, Seller shall be entitled to reimbursement of its reasonable attorneys' fees incurred in prosecuting said suit.

         15.      CLOSING

                  The consummation of the transaction contemplated hereunder (the "Closing") shall take place at the office of Walker Title and Escrow Company located at 11781 Lee Jackson Memorial Highway, Fairfax, Virginia 22030 or at 2009 North 14th Street, Arlington, Virginia 22201 no later than thirty
(30) days after the Execution of this Agreement by Purchaser and Seller (the "Closing Date"). TIME IS OF THE ESSENCE AS OF THE CLOSING DATE.

          16.     NOTICES

                  Any notice, request, demand, instruction or other communication (a "Notice") to be given to any party with respect to this Agreement may be given either by the party or its counsel and shall be deemed to have been properly sent and given when delivered by hand or when sent by telecopier (provided a copy is simultaneously sent by reputable overnight courier), certified mail (return receipt requested), or by reputable overnight courier service, receipt provided or evidence of refusal obtained. The addresses to which Notices shall be sent are:

                  If to Purchaser:

                  Telebank
                  1111 N. Highland Street
                  Arlington, Virginia 22201
                  Attention: Mitchell H. Caplan, President
                  Fax: (703) 524-0556

                  with a copy to:

                  Telebank
                  1111 North Highland Street
                  Attn: Arlen W. Gelbard, General Counsel
                  Arlington, Virginia 22201-2807
                  Fax: (703) 524-0556

                  If to Seller:

                  Preston Caruthers, Trustee
                  Virginia Management, Inc.
                  4600 North Fairfax Drive
                  Suite 1000
                  Arlington, Virginia 22204
                  Fax: (703) 524-3308

                  and

                  Jonathan C. Kinney, Trustee
                  Bean, Kinney & Korman, P.C.
                  2000 N. l4th Street, Suite 100
                  Arlington, Virginia 22201
                  Fax: (703) 525-2207

The parties hereto may at any time change the addresses or the attorneys to whom the copies of a Notice should be mailed by sending written notice to the other party of such change in the manner hereinabove provided.

          17.     COMPLIANCE WITH INTERNAL REVENUE CODE

                  Seller represents and warrants to Purchaser that Seller is not a foreign person and is a "United States Person" as such term is defined in
Section 7701(a)(30) of the Internal

Revenue Code of 1986, as amended (the "Code"). Seller agrees to deliver to Purchaser on the Closing Date (or such earlier date as may be required pursuant to regulations promulgated by the Secretary of the Treasury under Code Section
1445) an affidavit of a Manager of Virginia, L.C. setting forth Virginia, L.C.'s United States tax identification number, and stating that Seller and Virginia, L.C. is not a foreign person and is a United States Person as defined in the Code (the "FIRPTA Affidavit"). Purchaser agrees that, upon the execution and delivery of the FIRPTA Affidavit to Purchaser, no deduction shall be made or claimed against the Purchase Price by reason of the requirements of Sections 897 and 1445 of the Code.

          18.     MISCELLANEOUS

                  (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and incorporates and supersedes all prior negotiations and discussions between the parties.

                  (b) This Agreement may not be amended, waived or terminated orally, but only by an agreement in writing signed by the parties hereto.

                  (c) This Agreement shall be governed by the internal laws of the Commonwealth of Virginia and shall be binding upon the parties hereto and their respective successors and permitted assigns.

                  (d) The caption headings in this Agreement are for convenience only and are not intended to be part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                  (e) If all or any portion of any provision of this Agreement shall be declared invalid or unenforceable under applicable law, then the performance of such portion shall be excused to the extent of such invalidity or unenforceability, but the remainder of this Agreement shall remain in full force and effect.

                  (f) Each exhibit referred to in this Agreement is hereby incorporated herein by reference and made a part of this Agreement in the same manner as if it were restated verbatim herein.

                  (g) If so requested, each party hereto agrees to cooperate with the other party in good faith in said other party's efforts to cause each of the conditions to Closing to be satisfied.

                  (h) This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same Agreement.

                   (i) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted, it being understood that this Agreement was drafted through the combined efforts of Purchaser and Seller.

                  (j) If any provision of this Agreement requires that action be taken on or before a particular date that falls on a day that is not a business day, the time for the taking of such action shall automatically be postponed until the next following business day.

                  (k) All words and phrases used in this Agreement, including, without limitation, all defined words and phrases, regardless of the number or gender in which used, shall be deemed to include any other number or gender as may be reasonably required by the context.

                  (1) All of the provisions hereof shall inure to the benefit of and be binding upon the heirs, executors, personal representatives, successors and permitted assigns of the parties hereto.

                  (m) Either of the parties shall have the right to waive performance by the other party of any obligation under this Agreement, but no such waiver shall be valid unless in a writing signed by the party so waiving.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              SELLER:


                              /s/ PRESTON CARUTHERS, TRUSTEE
                              ---------------------------------------
                              PRESTON CARUTHERS, TRUSTEE



                              /s/ JONATHAN C. KINNEY, TRUSTEE
                              ---------------------------------------
                              Jonathan C. Kinney, Trustee

                              PURCHASER:

                              TELEBANK



                              By: /s/ SANG-HEE YI
                                  -----------------------------------
                                  Name:  Sang-Hee Yi
                                  Title: Executive Vice President



STATE OF      VIRGINIA        )
        ----------------------
                              ) to-wit:

COUNTY OF     ARLINGTON       )
         ---------------------

       I, a Notary Public for the State and City aforesaid, hereby swear and affirm that PRESTON CARUTHERS, Trustee, appeared before me and executed this Agreement of Purchase and Sale on this 7th day of ARLINGTON, 1999 on behalf of Virginia, L.C.

                                             Donna Snarr Ingram   [SEAL]
                                           ------------------------------
                                                   Notary Public

My commission expires: 05-31-02

COMMONWEALTH OF VIRGINIA            )

                                    ) to-wit:

COUNTY OF ARLINGTON                 )

          I, a Notary Public for the State and County aforesaid, hereby swear and affirm that JONATHAN C. KINNEY, Trustee, appeared before me and executed this Agreement of Purchase and Sale on this 7th day of APRIL, 1999 on behalf of Virginia, L.C.

                                             Donna Snarr Ingram   [SEAL]
                                            -----------------------------
                                                    Notary Public

My commission expires: 05-31-02

STATE OF           VIRGINIA         )
         ---------------------------
                                    ) to-wit:

COUNTY/CITY OF       Arlington      )
               ---------------------


       I, a Notary Public for the State and City aforesaid, hereby swear and affirm that SANG-HEE YI, EVP of TELEBANK appeared before me and executed this Agreement of Purchase and Sale on this 7th day of APRIL, 1999 on behalf of Telebank.

                                             MARIE E. RODRIQUEZ   [SEAL]
                                            -----------------------------
                                                    Notary Public


My commission expires: 11-30-2002

                              SCHEDULE OF EXHIBITS


Exhibit A        Description of Land

Exhibit B        Schedule of Equipment

Exhibit C        Permitted Encumbrances

Exhibit D        Schedule of Service Contracts

Exhibit E        Bill of Sale

Exhibit F        Assignment and Assumption of Service Contracts

Exhibit G        Assignment and Assumption of Licenses and Permits

Exhibit H        List of Leases, Rent Rolls and Deposits under the Leases

Exhibit I        Assignment and Assumption of Leases

Exhibit J        Estoppel Letter